Where Food Comes From, Inc. 8-K

Exhibit No. 16.1

December 9, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Where Food Comes From, Inc.’s (the “Company”) statements included under Item 4.01(a) of its Form 8-K dated December 9, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that the Company completed a competitive process to determine what audit firm would serve as the Company’s independent registered public accounting firm for the year ended December 31, 2019, and we cannot determine when the Audit Committee determined to dismiss Crowe LLP. We are not in a position to agree or disagree with the Company’s statement in item 4.01(b) that the Audit Committee decided to engage Causey Demgen & Moore P.C. to serve as the Company’s independent registered public accounting firm for the fiscal year December 31, 2019, and the statements made in the 5th and 6th paragraph.

/s/ Crowe LLP

San Francisco, California

cc:	Mr. Adam Larson
Audit Committee Chairman
Where Food Comes From, Inc.